PARNASSUS INCOME FUNDS

CERTIFICATION OF SERIES AND CLASSES

The undersigned, being the duly elected, qualified and active Chief Compliance Officer and Secretary of Parnassus Income Funds (the “Trust”), hereby certifies that as of the date referenced below this Certification of Series identifies (1) the designated and established series and classes of the Trust, which series and classes were designated and established pursuant to, and in accordance with, Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented to date and (2) the names of such series and classes:

Parnassus Core Equity Fund – Investor Shares

Parnassus Core Equity Fund – Institutional Shares

Parnassus Fixed Income Fund – Investor Shares

Parnassus Fixed Income Fund – Institutional Shares

Dated as of : May 1, 2015

/s/ John V. Skidmore II
John V. Skidmore II
Chief Compliance Officer and Secretary